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                                                                  Exhibit 99.1


[PHILADELPHIA CONSOLIDATED HOLDING CORP. LOGO]


[PHILADELPHIA CONSOLIDATED HOLDING CORP. LETTERHEAD]


            PHILADELPHIA CONSOLIDATED HOLDING CORP. ANNOUNCES PRICING
                     OF PUBLIC OFFERING OF 4,000,000 SHARES


NOVEMBER 21, 2001 PRESS RELEASE



      Bala Cynwyd, PA, November 21, 2001 - Philadelphia Consolidated Holding Corp. (PHLY- NASDAQ) announced today that it has priced its previously announced public offering of an aggregate of 4,000,000 shares of its common stock, 3,000,000 shares of which are being offered by the Company and 1,000,000 shares of which are being offered by James J. Maguire, the Company's Chief Executive Officer and Chairman of the Board, at $33.50 per share. The Company has also granted the underwriters an over-allotment option to purchase up to 600,000 additional shares at such price less the underwriting discount. The Company will use its net proceeds from the offering for additional capital for its insurance subsidiaries, as needed, and for general corporate purposes. Closing of the offering is expected on or about November 27, 2001, subject to customary closing conditions.

      This offering is being joint lead-managed by Merrill Lynch & Co. (bookrunner) and Banc of America Securities LLC.

      This announcement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Any offer will be made only by means of the prospectus dated November 20, 2001. Copies of the prospectus may be obtained from Merrill Lynch & Co.

      Philadelphia Insurance Companies rated "A+ (Superior)" by A.M. Best Company, markets and underwrites specialty property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A.